As filed with the Securities and Exchange Commission on July 6, 2004

Registration No. 333-109725

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	3760	52-1893632
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6801 Rockledge Drive

Bethesda, Maryland 20817

(301) 897-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank H. Menaker

Senior Vice President and General Counsel

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

(301) 897-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Glenn C. Campbell

King & Spalding LLP

1730 Pennsylvania Ave., N.W.

Washington, D.C. 20006

(202) 737-0500

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $1.00 par value	(1)	$1,937,813,084	(2)	$156,770	(3)

(1)	Omitted in reliance on Rule 457(o)
(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, based on the market value of the Titan common stock to be exchanged in the merger, as the product of (i) $20.94, the average of the high and low sale prices of Titan common stock on The New York Stock Exchange on October 10, 2003 and (ii) the maximum possible number of shares of Titan common stock to be cancelled pursuant to the merger (calculated as 92,541,217 which is the sum of (a) 81,364,270 outstanding shares of Titan common stock, (b) 10,541,879 shares of Titan common stock issuable upon the exercise of outstanding employee and director options, (c) 97,952 shares of Titan common stock issuable upon exercise of outstanding warrants and (d) 537,116 shares of Titan common stock issuable upon conversion of Titan’s cumulative convertible preferred stock).
(3)	Previously paid.

Explanatory Note:

On October 15, 2003, Lockheed Martin Corporation (“Lockheed Martin”) filed a Registration Statement on Form S-4 (Registration No. 333-109725) (the “Registration Statement”) to register shares of Lockheed Martin common stock to be issued in connection with the previously proposed merger of The Titan Corporation (“Titan”) with a wholly-owned subsidiary of Lockheed Martin (the “Merger”). On November 20, 2003 and February 9, 2004, the Registration Statement was subsequently amended. On April 7, 2004, Lockheed Martin and Titan announced that they had entered into a third amendment to their merger agreement. Under the terms of the amended merger agreement, Titan stockholders were to have received $20 in cash in exchange for each share of Titan common stock owned. No shares of Lockheed Martin common stock were to have been issued as consideration in connection with the Merger. On June 26, 2004, Lockheed Martin terminated the merger agreement. This Post Effective Amendment No. 1 to the Registration Statement hereby deregisters the shares of Lockheed Martin common stock previously registered in connection with the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on July 6, 2004.

LOCKHEED MARTIN CORPORATION

By:	/s/ RAJEEV BHALLA
Rajeev Bhalla
Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Vance D. Coffman	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2004

* Christopher E. Kubasik	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 6, 2004

/s/ RAJEEV BHALLA Rajeev Bhalla	Vice President and Controller (Principal Accounting Officer)	July 6, 2004

The Registration Statement has also been signed on the date indicated by the following directors, who constitute a majority of the Board of Directors:

E.C. Aldridge, Jr.*	Frank Savage*
Nolan D. Archibald*	Anne Stevens*
Norman R. Augustine*	Robert J. Stevens*
Marcus C. Bennett*	James R. Ukropina*
Vance D. Coffman*	Douglas C. Yearley*
Gwendolyn S. King*
Douglas H. McCorkindale*
Eugene F. Murphy*
Joseph W. Ralston*

*By:	/s/ DAVID A. DEDMAN	July 6, 2004
David A. Dedman
(Attorney-in-fact**)

**By authority of Powers of Attorney previously filed with this Registration Statement.

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